Exhibit 99.1

                                                                 NASDAQ: ASFI

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Earnings for First Quarter Fiscal 2014

— Net Income Attributable to Asta Funding of $2.4 Million, or $0.18 Per Diluted Share

— Announces Acquisition of an 80% Interest in CBC Settlement Funding, LLC

— Strong Balance Sheet, No Impairments, Strong Liquidity Position Continues

— $94.6 Million in Cash & Securities

ENGLEWOOD CLIFFS, N.J., February 10, 2014 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a receivable asset management and liquidation company, today announced earnings for the first quarter of the 2014 fiscal year, the three-month period ended December 31, 2013.

For the three months ended December 31, 2013, the Company reported net income attributable to Asta Funding, Inc. of $2,389,000, or $0.18 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $2,588,000, or $0.20 per diluted share for the comparable period of fiscal year 2013. Net income before non-controlling interest is $2,838,000, an increase of 7.8% over the $2,633,000 reported in the prior year. Total revenue was $10,237,000 for the quarter ended December 31, 2013, as compared to $10,552,000 for quarter ended December 31, 2012. For the three month period ended December 31, 2013 other income (included in total revenue) increased $1,260,000 to $3,322,000 from $2,062,000 reported in the three month period ended December 31, 2012. The increase is primarily due to the improved results of Pegasus Funding, LLC. As the acquisition of the 80% interest in CBC Settlement Funding, LLC was consummated on December 31, 2013 no operating activity was recognized during the first quarter of fiscal year 2014. CBC Settlement Funding, LLC had an invested balance of $30.4 million in structured settlements at December 31, 2013. CBC Settlement Funding, LLC purchases periodic payments under a structured settlement and annuity from individuals in exchange for a lump sum payment.

General and administrative expenses were $5,767,000 for the three month period ended December 31, 2013, as compared to general and administrative expenses of $5,593,000 for the same period in the prior year. General and administrative expenses increased due to the addition of AGR Disability Help Center, LLC, partially offset by lower expenses related to Pegasus Funding, LLC and the core business of Asta Funding, Inc. AGR Disability Help Center, LLC is the group established during fiscal year 2013 to act as advocates to individuals applying for disability benefits. The fees earned on a successful claim advocacy can take between 12 to 18 months to materialize. On February 7, 2014, the manager of AGR Disability Help Center was terminated for cause. A replacement has been hired and the team is in place to continue the management of AGR Disability Help Center.

Interest expense was $9,000 in the first quarter of fiscal year 2014 as compared to interest expense of $569,000 reported in the first quarter of fiscal year of 2013. The reduced interest expense is due to the new Settlement Agreement signed in August 2013 with the Bank of Montreal. The new agreement significantly reduced the interest rate and the balance on which interest is accrued.

There were no impairments in the three month periods ended December 31, 2013 or 2012.

Net cash collections of consumer receivables acquired for liquidation for the quarter ended December 31, 2013 totaled $10,204,000. Collections represented by account sales were not material in the first quarter. This compares to the prior year’s total net cash collections of $13,609,000, including $10,000 from collections represented by account sales. Net cash collections on the Great Seneca portfolio were $2,466,000 in the first quarter of fiscal year 2014 as compared to $2,653,000 in the first quarter of fiscal year 2013. The carrying value of the Great Seneca portfolio at December 31, 2013 was $40.9 million, as compared to $62.8 million at December 31, 2012. The Company invested approximately $4.5 million in personal injury cases during the first quarter of fiscal year 2014 as compared to $7.6 million in the first quarter of fiscal year 2013. Collection on the personal injury claims totaled $9.8 million in the first quarter of fiscal year 2014 as compared to $3.2 million during the first quarter of fiscal year 2013.

Gary Stern, Chairman, President and CEO of the Company commented, “We are pleased by the results of first quarter of fiscal year 2014 with continued strong liquidity and a solid balance sheet. The major event of the quarter was the acquisition of CBC Settlement Funding, LLC and we are very excited about this acquisition. Structured settlements are an asset class that has tremendous growth potential for us and is a synergistic business that works well with our overall business model.” Mr. Stern continued, “We welcome Bill Skyrm, Esq. and James Goodman, the principals and co-founders of CBC Settlement Funding, LLC, to the management team and look forward to working with them well into the future to further grow CBC Settlement Funding.” Mr. Stern continued, “Our strong balance sheet puts us in an excellent position to continue funding our investment opportunities, without the immediate need for external financing. We continue with our progress in the personal injury space as revenue from Pegasus Funding, LLC more than doubled from the prior year. Nevertheless, we are not abandoning our core business as we continue to review all of our investment options in the distressed receivables market. However, in this challenging pricing environment, we are continuing to explore other financing markets that we can effectively service, and maximize returns to our shareholders.”

A conference call to discuss the results of the first quarter of fiscal year 2014 will be held on Monday, February 10, 2014 at 4:00PM, EST.

Conference Call Details

Toll-free dial-in number (U.S. and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Conference ID

76722565

Phone Replay:

Toll-Free #: (800) 585-8367

Toll #: (404) 537-3406

Conference ID # 76722565

Recording will be available from: 02/10/2014 7:00 PM EST to 02/16/2014 11:59 PM EST

About Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Important Information about Forward-Looking Statements:

Important Information about Forward-Looking Statements: All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2013 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012
Revenues
Finance income, net	$6,915,000	$8,490,000
Other income (includes ($25,000) and $175,000 during the three month periods ended December 31, 2013 and 2012, respectively, of accumulated other comprehensive income reclassification for unrealized net (losses) / gains on available for sale securities)	3,322,000	2,062,000

	10,237,000	10,552,000

Expenses
General and administrative	5,767,000	5,593,000
Interest expense	9,000	569,000

	5,776,000	6,162,000

Income before income taxes	4,461,000	4,390,000
Income tax expense (includes tax benefit / (expense) of $10,000 and ($71,000) during the three month periods ended December 31, 2013 and 2012, respectively, of accumulated other comprehensive income reclassifications for unrealized net (losses) / gains on available for sale securities)	1,623,000	1,757,000

Net income	2,838,000	2,633,000
Less: net income attributable to non-controlling interest	449,000	45,000

Net income attributable to Asta Funding, Inc.	$2,389,000	$2,588,000

Net income per share attributable to Asta Funding, Inc.:
Basic	$0.18	$0.20

Diluted	$0.18	$0.20

Weighted average number of shares outstanding:
Basic	12,974,239	12,941,242
Diluted	13,200,084	13,200,116

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2013	September 30, 2013
ASSETS
Cash and cash equivalents	$36,103,000	$35,179,000
Available for sale investments	58,479,000	58,035,000
Restricted cash	948,000	968,000
Consumer receivables acquired for liquidation (at net realizable value)	55,131,000	57,900,000
Structured settlements	30,436,000	—
Investment in personal injury claims	30,489,000	35,758,000
Due from third party collection agencies and attorneys	679,000	1,169,000
Prepaid and income taxes receivable	251,000	1,496,000
Furniture and equipment, net	956,000	1,106,000
Deferred income taxes	10,132,000	10,443,000
Goodwill	2,770,000	1,410,000
Other assets	4,721,000	4,383,000

Total assets	$231,095,000	$207,847,000

LIABILITIES
Non-recourse debt	$33,132,000	$35,760,000
Other debt	23,363,000	—
Other liabilities	2,106,000	2,486,000

Total liabilities	58,601,000	38,246,000
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none		—
Common stock, $.01 par value; authorized 30,000,000 shares; issued — 14,917,977 at December 31, 2013 and September 30, 2013; and outstanding 12,974,239 at December 31, 2013 and September 30, 2013	149,000	149,000
Additional paid-in capital	79,522,000	79,104,000
Retained earnings	111,400,000	109,011,000
Accumulated other comprehensive loss	(755,000)	(674,000)
Treasury stock (at cost), 1,943,738 shares at December 31, 2013 and September 30, 2013	(17,805,000)	(17,805,000)
Non-controlling interest	(17,000)	(184,000)

Total stockholders’ equity	172,494,000	169,601,000

Total liabilities and stockholders’ equity	$231,095,000	$207,847,000